Exhibit 21

List of Subsidiaries of International Smart Sourcing, Inc.

Compact Disc Packaging Corp.
         Incorporated in Delaware on January 31, 1995

Electronic Hardware Corporation
         Incorporated in New York January 28, 1970

International Plastic Technologies, Inc
         Incorporated in Delaware on May 7, 1999